EX-99.1 REVISED SELECTED BUSINESS DISCUSSION

PART I

ITEM 1. BUSINESS
Note: The information contained in this Item has been updated for the change to reportable segments discussed in the Notes to the Consolidated Financial Statements. This Item has not been updated for any other changes since the filing of the 2013 Annual Report on Form 10-K. For significant developments since the filing of the 2013 Form 10-K, refer to Avis Budget Group’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

SEGMENT INFORMATION

We categorize our operations into three reporting segments:

•
North America, provides car rentals in the United States and vehicle rentals in Canada, as well as ancillary products and services, and operates the Company’s Zipcar car sharing business in North America;

•
International, provides and licenses the Company’s brands to third parties for vehicle rentals and ancillary products and services primarily in Europe, the Middle East, Africa, Asia, South America, Central America, the Caribbean, Australia and New Zealand; and operates the Company’s car sharing business in certain of these markets.

•	Truck Rental, provides truck rentals and ancillary products and services to consumers and commercial users in the United States.

The following table presents key operating metrics for each of our three reporting segments:

	Total 2013 Rental Days	Average 2013 Time and Mileage (“T&M”) Revenue per Day	Average 2013 Rental Fleet Size
North America (a)	89 million	$40.55	342,000
International (a)	37 million	$42.48	145,000
Truck Rental	4 million	$76.85	25,000
	130 million		512,000
________
(a) Excluding Zipcar.
The following graphs present the composition of our rental days and our average rental fleet in 2013, by segment:

Composition of	Composition of
2013 Rental Days	2013 Rental Fleet

Our North America segment includes the financial results of Zipcar and Payless since our acquisition of each business in March 2013 and July 2013, respectively. Our International segment includes the financial results of Zipcar since our acquisition in March 2013. Financial data for our segments and geographic areas are reported in Note 20-Segment Information to our Consolidated Financial Statements included in Item 15(A)(1) of this Report on Form 8-K.